JOINT FILING AGREEMENT

     Pursuant to and in accordance with the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange
Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission(and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing,and /or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

     In witness whereof, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.

Dated: May 21, 2009			Alex Meruelo Living Trust



					By_______________________
					    Alex Meruelo, Trustee



Dated: May 21, 2009			__________________________
					Alex Meruelo



Dated: May 21, 2009			__________________________
					Luis Armona



Dated: May 22, 2009			Monterey Insurance Company



					By________________________
					   Alex Meruelo, President


Dated: May 22, 2009			__________________________
					Armando Delgado